As filed with the Securities and Exchange Commission on June 10, 2002. Registration No. 333-______



                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                         _______________
                            FORM S-8
                     REGISTRATION STATEMENT
                              under
                   THE SECURITIES ACT OF 1933
                         _______________

                     McMoRan Exploration Co.
     (Exact name of registrant as specified in its charter)

           Delaware                                    72-1424200
 (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                 Identification No.)

                       1615 Poydras Street
                  New Orleans, Louisiana 70112
          (Address, including zip code, or registrant's
                  principal executive offices)

          McMoRan Exploration Co. 2002 Stock Bonus Plan
                    (Full title of the plan)
                         _______________
                          John G. Amato
                         General Counsel
                     McMoRan Exploration Co.
                       1615 Poydras Street
                  New Orleans, Louisiana 70112
                         (504) 582-4000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copy to:
                       Margaret F. Murphy
  Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
                     201 St. Charles Avenue
                New Orleans, Louisiana 70170-5100


                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------
                                   Proposed    Proposed
                                   maximum     maximum
    Title of       Amount to       offering   aggregate     Amount of
securities to be       be           price      offering    registration
   registered     registered (1)   per unit     price          fee
----------------  -------------   ----------  -----------  -------------
Common Stock
(par value $.01
 per share)       300,000 Shares  $  3.98 (2) $ 1,194,000  $  109.85 (2)

Preferred Stock
Purchase Rights   300,000 Rights  $   -   (3) $    -       $     -   (3)
----------------  -------------   ----------- -----------  -------------

(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares and rights registered shall be automatically increased to cover the additional shares and rights in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock of the Company on the New York Stock Exchange on
June __, 2002.
(3) Preferred Stock Purchase rights are attached to and trade with the Common Stock of the Company. The value attributable to such Rights, if any, is reflected in the market price of such Common
Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for such Common Stock.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents, which have been filed by McMoRan
Exploration Co. (the "Company") with the Securities and Exchange
Commission (the "SEC"), are incorporated herein by reference:

     (1) The latest Annual Report on Form 10-K of the Company filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (2)  All other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above;

     (3) The description of the Common Stock of the Company included in the Registration Statement on Form 8-A of the Company filed November 13, 1998, and effective November 16, 1998, by incorporation by reference from pages 119-124 of the Registration Statement on Form S-4 of the Company (Registration No. 333-61171), including any amendment thereto or report filed for the purpose of updating such description.

     All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the SEC, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors, officers, employees, and agents and may purchase and maintain liability insurance on behalf of directors, officers, employees, and agents. In accordance with the DGCL, the Certificate of Incorporation (the "Charter") of the Company contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. By virtue of these provisions, under current Delaware law, a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law, and (d) any transaction from which he or she receives an improper personal benefit. In addition, the By-Laws (the "By-Laws") of the Company provide that, if Delaware law is amended to authorize broader indemnification rights, the directors shall receive the broader indemnification rights authorized by Delaware law. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporation law and not for violations of other laws such as the federal securities laws. The By-Laws require the Company to indemnify its officers and directors against expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been officers or directors.

     The Company has purchased a directors and officers liability policy to insure certain liabilities of its directors and officers.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     5.1   Opinion of Jones, Walker, Waechter, Poitevent, Carrere
           & Denegre, L.L.P.

     23.1  Consent of Arthur Andersen LLP.

     23.2  Consent of Jones, Walker, Waechter, Poitevent, Carrere
           & Denegre, L.L.P. (included in Exhibit 5).

     24.1  Powers of Attorney pursuant to which this Registration
           Statement has been signed on behalf of certain officers and directors of the Company.

Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on June 10, 2002.

                                McMoRan EXPLORATION CO.


                                By: /s/ Richard C. Adkerson
                                   ----------------------------
                                        Richard C. Adkerson
                                      Co-Chairman of the Board
                                           President and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                  Title                  Date
      ---------                ---------              ---------


         *
 ------------------      Co-Chairman of the Board       June 10, 2002.
   James R. Moffett


 /s/ Richard C. Adkersen Co-Chairman of the Board,
 -------------------        President and Chief         June 10, 2002.
 Richard C. Adkerson          Executive Officer
                        (Principal Executive Officer)



          *
 --------------------            Director               June 10, 2002.
  Morrison C. Bethea



          *
 --------------------            Director               June 10, 2002.
    Robert A. Day



          *
 --------------------            Director               June 10, 2002.
    Gerald J. Ford



          *
 --------------------            Director               June 10, 2002.
  H. Devon Graham, Jr.



          *
 --------------------            Director               June 10, 2002.
  Glenn A. Kleinert

          *
 --------------------            Director               June 10, 2002.
 Gabrielle K. McDonald



          *
 --------------------            Director               June 10, 2002.
  C. Howard Murrish



          *
 ---------------------           Director               June 10, 2002
   B.M. Rankin, Jr.



          *
 ---------------------           Director               June 10, 2002.
  J. Taylor Wharton



          *
 ---------------------     Senior Vice President,       June 10, 2002.
  Nancy D. Parmelee      Chief Financial Officer and
                                 Secretary
                        (Principal Financial Officer)



          *
 ---------------------         Vice President           June 10, 2002.
 C. Donald Whitmire, Jr.      and Controller -
                             Financial Reporting
                        (Principal Accounting Officer)



*By:/s/ Richard C. Adkerson
    -----------------------                             June 10, 2002.
      Richard C. Adkerson
      Attorney-in-Fact

                          EXHIBIT INDEX


Exhibit
Number                 Description of Exhibits
------  --------------------------------------------------------

 5       Opinion of Jones, Walker, Waechter, Poitevent, Carrere
         & Denegre, L.L.P.

 23.1    Consent of Arthur Andersen LLP.

 23.2    Consent of Jones, Walker, Waechter, Poitevent, Carrere
         & Denegre, L.L.P. (included in Exhibit 5).

 24      Powers of Attorney pursuant to which this Registration
         Statement has been signed on behalf of certain officers and directors of the Company.